    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12

                                 HARRAH'S ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid with preliminary materials.

/ / Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     (3) Filing Party:
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     (4) Date Filed:
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
       [LOGO]

                                                    Harrah's Entertainment, Inc.
                                                    The Premier Name in Casino
                                                    Entertainment
                                                    1023 Cherry Road
                                                    Memphis, TN 38117 USA

                                                   March 26, 1999

To Our Stockholders:

    You are cordially invited to attend the Harrah's Entertainment, Inc. Annual Meeting of Stockholders which will be held on May 7, 1999, at 11:00 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. All stockholders of record as of March 12, 1999, are entitled to vote at the Annual Meeting.

    The meeting will be held to: (a) elect three Class III directors and (b) ratify the appointment of independent public accountants for 1999.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

                                          Sincerely,

                                          /s/ Philip G. Satre
                                          Philip G. Satre
                                          CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                          HARRAH'S ENTERTAINMENT, INC.
                               NOTICE OF MEETING

    The Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, on Friday, May 7, 1999, at 11:00 a.m. to:

    1.  elect three Class III directors;

    2. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1999 calendar year; and

    3. transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on March 12, 1999, are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at the office of the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                          /s/ Rebecca W. Ballou
                                          Rebecca W. Ballou
                                          SECRETARY

March 26, 1999

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harrah's Entertainment, Inc. ("Harrah's Entertainment" or the "Company") from the holders of record of Harrah's Entertainment common stock ("Common Stock") as of the close of business on March 12, 1999. The proxies are for use at the Annual Meeting of Stockholders to be held on May 7, 1999, at 11:00 a.m. in the Winegardner Auditorium--Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee, and at any adjournment or postponement thereof (the "Annual Meeting").

    The principal executive offices of Harrah's Entertainment are located at 1023 Cherry Road, Memphis, Tennessee 38117. A copy of the Company's 1998 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about March 30, 1999.

VOTING RIGHTS AND PROXY INFORMATION

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to complete, sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States. You have three choices on each of the matters to be voted upon at the Annual Meeting. Concerning the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or
(c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the other matter to be voted upon, by checking the appropriate box you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of Harrah's Entertainment, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Corporate Secretary of Harrah's Entertainment at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Any written notice revoking a proxy should be sent to the Corporate Secretary of Harrah's Entertainment at 1023 Cherry Road, Memphis, Tennessee 38117.

    All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR the proposals on the proxy card and will be voted in the discretion of the persons named as proxies on other business that may properly come before the meeting.

    Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect either abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the Company's Bylaws, abstentions will not be counted as votes for or against the proposals to be voted upon at the Annual Meeting.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, shares held by the Company's Employee Stock Ownership Plan for such participant may be voted by the Plan Trustees pursuant to the Plan document and applicable law.

SHARES ENTITLED TO VOTE AND REQUIRED TO VOTE

    Only holders of record of shares of Common Stock as of the close of business on March 12, 1999 (the "Annual Meeting Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At that date, there were 127,645,664 shares of Common Stock outstanding and entitled to vote at the meeting. Such holders of shares of Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting.

    The presence, either in person or by properly executed proxy, of a majority of the shares of Common Stock outstanding on the Annual Meeting Record Date will constitute a quorum and such quorum is necessary to permit action to be taken by the stockholders at such meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, excluding abstentions, is required to approve each proposal. In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in favor of such adjournment.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The number of directors currently determined to constitute the Board is twelve; the current Board of Directors consists of eleven directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. Three Class III directors are to be elected at the 1999 Annual Meeting for a three-year term ending in 2002.

    The number of Class III directors is currently set at four. The Board has named three nominees for election to Class III rather than four due to the fact that no other individuals have been currently selected and are available for election at this time. Proxies cannot be voted for a greater number of persons than the number of nominees named.

    J. Kell Houssels, III was appointed by the Board in July 1998 to fill a vacancy in Class II as described in "Directors: Class II, Term Expires 2001" on page 6. Colin V. Reed, the Company's Chief Financial Officer and member of the Office of the President, was appointed by the Board in December 1998 to fill a vacancy in Class I.

NOMINEES

    Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), the following individuals have been nominated by the Board of Directors for re-election to Class III positions with their term in office expiring in 2002: Susan Clark-Johnson, James B. Farley and Walter J. Salmon.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTORS OF HARRAH'S ENTERTAINMENT.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, as of the date of this Proxy Statement, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he or she consents to serve and will serve if elected.

OWNERSHIP OF HARRAH'S ENTERTAINMENT SECURITIES

    Set forth in the following table is the beneficial ownership of Common Stock as of January 31, 1999, for all current directors, including all nominees to the Board of Directors, the five executive officers of the Company named in the Summary Compensation Table on page 9, and all directors and executive officers as a group.

                                                                                                   % OF SHARES
                                                                          SHARES OF COMMON     OUTSTANDING (NET OF
                                                                         STOCK BENEFICIALLY    TREASURY SHARES) AS
                                                                        OWNED ON JANUARY 31,           OF
NAME                                                                         1999(A)(B)         JANUARY 31, 1999
----------------------------------------------------------------------  --------------------  ---------------------
Susan Clark-Johnson...................................................             8,690                *
James B. Farley.......................................................            24,282                *
Joe M. Henson.........................................................            81,942                *
Ralph Horn............................................................            26,210                *
J. Kell Houssels, III.................................................             1,000                *
Gary W. Loveman.......................................................           113,000                *
R. Brad Martin........................................................            25,926                *
Ben C. Peternell......................................................           413,342                *
Colin V. Reed.........................................................           436,805                *
E. O. Robinson, Jr....................................................           190,705                *
Walter J. Salmon......................................................            20,597                *
Philip G. Satre.......................................................         1,008,551                *
Boake A. Sells........................................................            24,142                *
Eddie N. Williams.....................................................            15,099                *
All directors and executive officers as a group.......................         2,524,142                 2.0%

------------------------

*   Indicates less than 1%

(a) Shares listed in the table include shares allocated to accounts under the Company's Savings and Retirement Plan as of December 31, 1998. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Loveman, 33,500 shares; Mr. Peternell, 145,175 shares; Mr. Reed, 256,262 shares; Mr. Robinson, 99,623 shares; Mr. Satre, 528,537 shares; all directors and executive officers as a group, 1,235,523 shares.

(b) The amounts shown include the following rights to shares pursuant to the Non-Management Directors Stock Incentive Plan and deferred at the election of the directors: Ms. Clark-Johnson, 6,540 shares; Mr. Farley, 6,464 shares; Mr. Henson, 6,942 shares; Mr. Horn, 6,110 shares; Mr. Martin, 5,726 shares; Mr. Salmon, 5,996 shares; Mr. Sells, 6,142 shares; Mr. Williams, 3,049 shares.

                     NOMINEES: CLASS III, TERM EXPIRES 2002

                 SUSAN CLARK-JOHNSON
   [LOGO]        Ms. Clark-Johnson, 52, has been Senior Group President, Pacific Newspaper
                 Group, Gannett Co., Inc. since July 1994. She has been publisher of the
                 Reno Gazette-Journal since 1985. She was President of Gannett West
                 Newspaper Group from 1985 to 1994. She has been a director of the Company since July 1994. She is Chairperson of the Audit Committee of the Board of
                 Directors.

                 JAMES B. FARLEY
   [LOGO]        Mr. Farley, 68, has been a director of The MONY Group, formerly Mutual Of
                 New York, since October 1988. He was Chairman of the Board of Mutual Of New
                 York from April 1989 to July 1993, and was Chief Executive Officer of that company from April 1989 to January 1993. Mr. Farley is also a director of
                 Ashland, Inc. and The MONY Group. Mr. Farley has been a director of the
                 Company since February 1990. He is a member of the Executive and Human
                 Resources Committees of the Board of Directors.

                 WALTER J. SALMON
   [LOGO]        Mr. Salmon, 68, is Professor of Retailing, Emeritus at Harvard University.
                 He was the Stanley Roth, Sr. Professor of Retailing, Harvard University
                 from 1980 to June 1997. Mr. Salmon is also a director of Hannaford Brothers
                 Company, Luby's Cafeterias, Inc., The Neiman Marcus Group, The Quaker Oats
                 Company, Circuit City Stores, Inc., Cole National Corporation and PetsMart,
                 Inc. He has been a director of the Company since February 1990. He is a member of the Audit Committee of the Board of Directors.

                           DIRECTORS: CLASS I, TERM EXPIRES 2000

                 JOE M. HENSON
   [LOGO]        Mr. Henson, 65, a private investor, was a director and Chairman of the
                 Board of LEGENT Corporation from October 1989 until February 1995 and was a director of that company and Chairman of its Executive Committee from
                 January 1995 to May 1995. He was Chief Executive Officer of LEGENT
                 Corporation from October 1989 to April 1992. He is also a director of
                 Marcam Solutions, Inc. He has been a director of the Company since April
                 1991. He is Chairman of the Human Resources Committee of the Board of
                 Directors.

                 R. BRAD MARTIN
   [LOGO]        Mr. Martin, 47, has been Chairman of the Board and Chief Executive Officer of Saks Incorporated (formerly Proffitt's, Inc.) since 1989. He is also a director of First Tennessee National Corporation. Mr. Martin has been a director of the Company since July 1996. He is a member of the Executive and Human Resources Committees of the Board of Directors.

                 COLIN V. REED
   [LOGO]        Mr. Reed, 51, has been a director of the Company and a member of the three-
                 executive Office of the President since December 1998. He has been the
                 Chief Financial Officer of the Company since April 1997 and Executive Vice
                 President of the Company since September 1995 and has served in several other management positions with the Company since 1987. He was a member of the Executive Committee of Harrah's Jazz Company and was a director, Senior
                 Vice President and Secretary of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in
                 November 1995; on October 30, 1998, the Plan of Reorganization for both companies was consummated. Mr. Reed is also a director of Sodak Gaming,
                 Inc., National Airlines, Inc. and JCC Holding Company. He is a member of the Executive Committee of the Board of Directors.

                 EDDIE N. WILLIAMS
   [LOGO]        Mr. Williams, 66, has been President and Chief Executive Officer of the
                 Joint Center for Political and Economic Studies in Washington, D.C. since
                 1972. He is also a director of Riggs National Corporation of Washington,
                 D.C., and of JCC Holding Company (for which he has applied for approval by the Louisiana Gaming Control Board). Mr. Williams has been a director of the Company since October 1992. He is a member of the Audit Committee of the Board of Directors. He was a member of the Executive Committee of
                 Harrah's Jazz Company and a director of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy
                 Code in November 1995; on October 30, 1998, the Plan of Reorganization for
                 both companies was consummated.

                           DIRECTORS: CLASS II, TERM EXPIRES 2001

                 RALPH HORN
   [LOGO]        Mr. Horn, 58, has been Chairman of the Board of First Tennessee National
                 Corporation since January 1996 and Chief Executive Officer since April
                 1994. He has been a director and President of that company since July 1991, and was Chief Operating Officer from 1991 to 1994. He has been a director of Harrah's Entertainment since July 1995. He is also a director of
                 Mid-America Apartment Communities, Inc. He is a member of the Executive and
                 Audit Committees of the Board of Directors.

                 J. KELL HOUSSELS, III
   [LOGO]        Mr. Houssels, 49, has been a member of the Board of the Company since July
                 1998, when he was appointed to the Board to fill a vacancy in Class II pursuant to his Employment Agreement with the Company dated as of June 1,
                 1998, and the Agreement and Plan of Merger dated as of December 18, 1997 among the Company, HEI Acquisition Corp. and Showboat, Inc. He was
                 President of the Company's Showboat Division from June 1998 through
                 December 1998. Mr. Houssels was a director of Showboat, Inc. from October
                 1983 through June 1998 and was President and Chief Executive Officer of
                 Showboat, Inc. from June 1994 through June 1998, when Showboat, Inc. merged with a subsidiary of the Company. Mr. Houssels is also a director of Star
                 City Holdings Ltd. He is a member of the Executive and Audit Committees of the Board of Directors.

                 PHILIP G. SATRE
   [LOGO]        Mr. Satre, 49, has been Chairman of the Board of the Company since January
                 1997, Chief Executive Officer since April 1994, and President since April
                 1991. He was President of the Company's Gaming Group from 1984 to August
                 1995. He has been a director of the Company since November 1989. He is the
                 Chairman of the Executive Committee of the Board. Mr. Satre is also a director of Star City Holdings Ltd. He was Chairman of the Executive
                 Committee of Harrah's Jazz Company and a director and President of Harrah's
                 Jazz Finance Corp., both of which filed petitions under Chapter 11 of the
                 United States Bankruptcy Code in November 1995; on October 30, 1998, the
                 Plan of Reorganization for both companies was consummated.

                 BOAKE A. SELLS
   [LOGO]        Mr. Sells, 61, a private investor, was Chairman of the Board and Chief
                 Executive Officer of Revco D.S., Inc. from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He is also a director of NCS Healthcare. He has been a director of the Company since
                 February 1990. He is a member of the Executive and Human Resources
                 Committees of the Board of Directors.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors met eight times during 1998. During the year, overall attendance by incumbent directors averaged 91% at Board meetings and 92% at Committee meetings.

    The Harrah's Entertainment Board has three standing committees: (i) Executive, (ii) Audit, and (iii) Human Resources.

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at the Board's first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $75 million is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. The Executive Committee met twice during 1998.

    The Audit Committee, which met five times in 1998, (1) recommends annually to the Board of Directors the independent public accountants for the Company and for its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with the Company's management and the internal auditors concerning similar matters; (4) reviews the Company's compliance policies and performance; and (5) makes recommendations to all of the aforesaid groups that it deems appropriate.

    The Human Resources Committee met five times during 1998. The Human Resources Committee acts as the nominating committee of the Board of Directors. It considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of non-management directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary at the address shown on the front page of this Proxy Statement.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Harrah's Entertainment or its direct or indirect subsidiaries earn a monthly fee of $3,167 plus $1,600 for each Board meeting and $1,300 for each committee meeting they attend. Committee chairpersons are paid an additional $900 for each committee meeting attended. These fees are reviewed every three years by the Human Resources Committee of the Board to determine if they are competitive.

    Under the provisions of the Company's Non-Management Directors Stock Incentive Plan, a director automatically receives 50% of his or her director fees in Common Stock in lieu of cash fees. Under the plan, which has a five-year term that began May 1, 1996, each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in Common Stock in lieu of cash fees for the duration of the plan. All current participants except two made this election.

    Grants of stock under the plan are made every three months for an amount of stock, valued on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in stock). Shares that are granted cannot be disposed of for six months after the grant. A director may make an annual election to defer, until retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted upon the director's retirement in a lump sum or in up to ten annual installments, as may be elected by the director. These elections are made prior to each plan year. However, a director may modify his or her choice as to a lump sum or installments by submitting a request to change the election at least one full fiscal year before retirement. This request is subject to approval of the Human Resources Committee. The Company has created a trust to assure the payment of benefits under the Non-Management Directors Stock Incentive Plan.

    Directors may defer the receipt of all or a portion of their directors' fees payable in cash pursuant to the provisions of the Company's Deferred Compensation Plan, an unfunded compensation deferral program. Amounts deferred may be paid in a lump sum or in installments, as selected by the director when making the deferral election. Under this plan, amounts, while deferred, earn interest at a rate based on a calculated average prime interest rate.

    Until May 1, 1996, directors were eligible to participate in the Company's other unfunded compensation deferral program, the Executive Deferred Compensation Plan. Seven current non-management directors deferred part of their cash fees under the Executive Deferred Compensation Plan prior to May 1, 1996 and currently have account balances under the Plan. See "Certain Employment Arrangements" on page 12 for more information about the Executive Deferred Compensation Plan.

    Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate, while serving as a director, in the Company's standard group health insurance plans. During 1998 the total premium cost for these insurance benefits was approximately $3,599 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

    In February 1990, each non-management director in office at that time was granted 1,000 shares of restricted stock under the Company's Restricted Stock Plan which replaced 1,000 shares of Holiday Corporation ("Holiday") restricted stock awarded in April 1989. Each non-management director elected thereafter has also been granted an award of 1,000 shares of restricted stock upon his or her election. The foregoing awards, which have been adjusted for stock splits occurring after the grant date, vest in equal installments over ten years. Upon election to the Board of Directors, any new non-management director receives an award of 1,000 restricted shares vesting in equal installments over ten years.

                         EXECUTIVE OFFICER COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four additional most highly compensated executive officers.

                          HARRAH'S ENTERTAINMENT, INC.
                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                             ANNUAL COMPENSATION                    AWARDS
                                                    -------------------------------------   -----------------------
                                                                                ($)(1)        ($)(2)       (#)(3)        ($)(4)
                                                                                OTHER       RESTRICTED   SECURITIES       ALL
                                                                                ANNUAL        STOCK      UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION                   YEAR   SALARY($)     BONUS($)  COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
--------------------------------------------  ----  -----------    --------  ------------   ----------   ----------   ------------
Philip G. Satre.............................  1998  $   823,723    $313,000    $100,766     $             350,000       $339,242
  Chairman and Chief Executive Officer;       1997      797,577     350,934      75,336      2,050,000    238,130        205,395
  Office of the President                     1996      511,500                   6,478                   350,271        189,406

Gary W. Loveman.............................  1998      326,923(5)  150,000       6,907      1,950,000    350,000
  Chief Operating Officer; Office of the
  President

Colin V. Reed...............................  1998      474,135     175,400       8,866        646,875    350,000        119,773
  Chief Financial Officer; Office of the      1997      381,019     200,000       8,614      1,025,000    100,000         70,634
  President                                   1996      330,625                   3,366                   152,484         65,300

Ben C. Peternell............................  1998      265,651      85,000       4,551        224,005     48,070        322,951
  Senior Vice President, Human Resources and  1997      254,948      92,000       7,255        202,188     50,000        210,700
  Communications                              1996      242,500                   3,617        512,500     98,121        194,291

E. O. Robinson, Jr..........................  1998      264,630      83,100       3,455        208,004     46,952         76,847
  Senior Vice President and General Counsel   1997      255,937      80,000       5,598        202,188     50,000         78,953
                                              1996      241,375                   2,580        410,000     90,159         60,217

------------------------

(1) Other Annual Compensation for Messrs. Reed, Peternell, Robinson and Satre in 1996 consists of earnings in excess of market rates on deferred compensation payable during the current year but deferred at the election of the executives. Other Annual Compensation for Mr. Satre includes (a) earnings in excess of market rates on deferred compensation paid during the current year but deferred at the election of Mr. Satre, (b) a rollover amount on deferred compensation, and (c) an allocated amount for aircraft usage. Such amounts were, respectively, as follows: for 1998, $19,893, $52,800 and $14,041; for 1997, $16,167, $38,455 and $14,420. Other Annual Compensation for Mr. Loveman consists of amounts reimbursed for taxes. Other Annual Compensation for perquisites for each other individual named above and for Mr. Satre for 1996 aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever is lower. Accordingly, no such amounts are included. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

(2) Awards of restricted stock were granted to the executives in 1996, 1997 and 1998 under a Time Accelerated Restricted Stock Award Program. The numbers of shares awarded to Messrs. Loveman and Reed in 1998 were 75,000 and 25,000, respectively. The numbers of shares awarded to Messrs. Peternell and Robinson in 1997 were 10,000, and 10,000, respectively. The numbers of shares awarded to Messrs. Satre, Reed, Peternell and Robinson in 1996 were 100,000, 50,000, 25,000 and 20,000, respectively. The shares will vest on January 1, 2002, provided the executive continues in active employment with the Company, and are eligible for earlier annual vesting beginning March 1, 1999, if the Company achieves certain financial performance targets. See "Report of the Human Resources Committee on Executive Compensation." The number of unvested shares held by Messrs. Satre, Loveman, Reed, Peternell and Robinson as of December 31, 1998 was 100,000, 75,000, 75,000, 50,651 and
    44,533, respectively. The market value of the unvested restricted stock awards granted to Messrs. Satre, Loveman, Reed, Peternell and Robinson as of December 31, 1998 was $1,586,750, $1,176,563, $1,176,563, $794,588 and
    $698,611, respectively. Dividends are paid on restricted stock in the same manner and to the same extent as dividends are paid on other shares of Common Stock.

(3) The numbers shown are net of the cancellation of stock options in November 1996.

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation other than such compensation paid during the current year, and (b) matching contributions to the Company's Savings and Retirement Plan. Such amounts, respectively, were as follows: For 1998: Mr. Satre, $329,642 and $9,600; Mr. Reed, $110,173 and $9,600; Mr. Peternell, $313,351
    and $9,600; and Mr. Robinson, $67,247 and $9,600; For 1997: Mr. Satre,
    $195,895 and $9,500; Mr. Reed, $61,134 and $9,500; Mr. Peternell, $201,200
    and $9,500; and Mr. Robinson, $36,706 and $9,500; For 1996: Mr. Satre,
    $180,406 and $9,000; Mr. Reed, $56,300 and $9,000; Mr. Peternell, $185,291
    and $9,000; and Mr. Robinson, $33,804 and $9,000. For Mr. Robinson such compensation also includes reimbursements outside the Company's group insurance plan in the amount of $32,747 in 1997 and $17,413 in 1996. As stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives, and the amounts set forth above are retirement benefits which are a function of deferred income voluntarily contributed by the executives based on an interest rate approved by the Human Resources Committee.

(5) The amount shown is Mr. Loveman's salary from May 3 through December 31,
    1998.

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1998, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1998, and for all Harrah's Entertainment stockholders.

                          HARRAH'S ENTERTAINMENT, INC.
                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                          ----------------------------                        POTENTIAL REALIZABLE
                             NUMBER OF      PERCENT OF                                       VALUE AT ASSUMED ANNUAL
                            SECURITIES     TOTAL OPTIONS                                      RATES OF STOCK PRICE
                            UNDERLYING      GRANTED TO      EXERCISE                    APPRECIATION FOR OPTION TERM (1)
                              OPTIONS      EMPLOYEES IN      OR BASE    EXPIRATION   ---------------------------------------
NAME                       GRANTED(#)(2)    FISCAL YEAR    PRICE($/SH.)    DATE         0%           5%             10%
-------------------------  -------------  ---------------  -----------  -----------  ---------  -------------  -------------
Philip G. Satre..........      350,000            9.0%      $ 14.3125     12/11/08   $  --      $   3,150,369  $   7,983,654

Gary W. Loveman..........      175,000            4.5%      $ 26.0000     05/05/08   $  --      $   2,681,471  $   7,251,528
                               175,000            4.5%        14.3125     12/11/08      --          1,575,185      3,991,827

Colin V. Reed............      350,000            9.0%        14.3125     12/11/08      --          3,150,369      7,983,654
Ben C. Peternell.........       48,070            1.2%        14.3125     12/11/08      --            432,681      1,096,498
E. O. Robinson, Jr.......       46,952            1.2%        14.3125     12/11/08      --            422,618      1,070,996
All Stockholders(3)......       n/a             n/a            n/a          n/a         --      1,021,570,919  2,588,861,281
All Optionees............    3,891,119          100.00%         15.94(4)   various      --         39,001,598     98,837,707
All Optionees as a
  percent of All
  Stockholders Gain......       n/a             n/a            n/a          n/a         n/a              3.82%          3.82%

------------------------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Harrah's Entertainment's stock price. In the above table, Harrah's Entertainment did not use an alternative formula for a grant date valuation, as Harrah's Entertainment is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2) Employees vest in the right to exercise these options over a four-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

(3) These amounts represent the appreciated value which common stockholders would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(4) Represents the weighted average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1998 by the executive officers named in the Summary Compensation Table and information concerning option values.

                          HARRAH'S ENTERTAINMENT, INC.
                    AGGREGATED OPTION EXERCISES IN 1998 AND
                        DECEMBER 31, 1998 OPTION VALUES

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED,
                                                                              OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                                            SHARES                          DECEMBER 31, 1998(#)     AT DECEMBER 31, 1998($)(1)
                                           ACQUIRED           VALUE      --------------------------  ---------------------------
NAME                                    ON EXERCISE(#)     REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------------  -------------  -----------  -------------  ------------  -------------
Philip G. Satre......................         --            $  --           360,175        862,021   $  1,383,578   $   481,250
Gary W. Loveman......................         --               --                 0        350,000              0       240,625
Colin V. Reed........................         --               --           184,394        573,110        682,468       481,250
Ben C. Peternell.....................         --               --           105,287        176,518        470,236        66,096
E. O. Robinson, Jr...................         --               --            59,725        169,429        122,247        64,559

------------------------

(1) Amount represents the difference between the aggregated option price of unexercised options and a $15.6875 market price on December 31, 1998, which was the closing price of the Common Stock on the last trading day of 1998.

CERTAIN EMPLOYMENT ARRANGEMENTS

    In connection with the expiration of Mr. Satre's current employment agreement at the end of 1998, in December 1998 the Board of Directors approved a renewal of his agreement from January 1, 1999 until December 31, 2002. Under this agreement, Mr. Satre will serve as Chairman of the Board, President and Chief Executive Officer at an annual salary of $900,000 subject to annual merit salary reviews by the Human Resources Committee. The agreement provides that the appointment of another individual as President will have no effect on the agreement. The agreement also contains the terms and conditions described below which are similar to provisions in his previous agreement.

    Mr. Satre is entitled to participate in incentive compensation programs and other benefits accorded to senior officers, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as approved by the Human Resources Committee. The Board of Directors reserves the right to terminate the employment agreement with or without cause, and Mr. Satre has the right to resign with good reason (as defined).

    If the agreement is terminated without cause or if he resigns for good reason, Mr. Satre will continue in employee status as a consultant and will receive two years salary continuation. His stock options and any shares of restricted stock will continue in force during this period of time for vesting purposes including 100% vesting upon a change in control, except that the annual vesting of TARSAP shares would not occur unless the Human Resources Committee in its discretion were to approve an exception based on its review of the circumstances at that time. He will receive any bonus accrued up to the point of termination without cause or resignation for good reason.

    If the agreement is terminated for cause, Mr. Satre's unvested options and any shares of unvested restricted stock will be cancelled and his salary will end.

    Mr. Satre will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause, if he resigns for good reason, or upon termination of employment after the expiration of the agreement.

    After the termination of his employment with the Company, Mr. Satre will be entitled to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to other retired management directors of the Company. He will incur annual imputed taxable income equal to the cost of this benefit.

    If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement except that any right to lifetime health insurance coverage earned under his employment agreement would continue in force.

    The agreement provides that Mr. Satre will not compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include employee status as a consultant).

    The Company also entered into employment agreements with the executive officers named in the Summary Compensation Table pursuant to which they received specified salaries (See the Table on page 9 for 1998 salary information), subject to merit increases as may be approved by the Company. Salary increases have been approved for 1999 for each of these officers.

    These agreements expire March 31, 2002 (Mr. Loveman's agreement expires May 3, 2001). During the term of the employment agreement, each executive is entitled to participate in incentive compensation programs and other benefits accorded to senior officers, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as approved by the Human Resources Committee. The Company reserves the right to terminate the employment agreement immediately with cause, or without cause upon 30 days prior written notice. The executive has the right to voluntarily resign upon 30 days prior written notice, or upon six months prior written notice if the executive is going to work or act in competition with the Company.

    If the agreement is terminated by the Company without cause or is not renewed by the Company upon its expiration, the executive will receive eighteen months' salary continuation (12 months for one executive) during which time the executive will not compete with the Company. Stock options granted after April 1, 1998 will generally continue in force during this period of time for vesting purposes, including 100% vesting upon a change in control. (An exception regarding change in control vesting applies to stock options granted to Messrs. Satre, Reed and Loveman in December 1998 and January 1999. See "Report of the Human Resources Committee on Executive Compensation" on page 17.) Annual vesting of other stock options and restricted stock during the salary continuation and noncompete period would be discretionary by the Company. Annual vesting of TARSAP shares would not occur unless the Human Resources Committee in its discretion were to approve an exception based on the recommendation of the Company's Chief Executive Officer. Upon a change in control during the salary continuation and noncompete period, unvested stock options and restricted stock including TARSAP shares would vest.

    If the executive attains specified age and service requirements and his employment then terminates other than for cause, he will be entitled to lifetime coverage under the Company's group health insurance plan. The executive will be required to pay 20% of the premium for this coverage. The remaining premium will be paid by the Company and will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

    The executive will earn the retirement rate under the EDCP if he attains specified age and service requirements and if his employment is terminated without cause or if the Company elects not to renew the Agreement upon its expiration. The executive receives service credit under the EDCP for any salary continuation and noncompete period.

    If the agreement is terminated for cause or if the executive voluntarily resigns, the executive's unvested options and any shares of unvested restricted stock including TARSAP shares will be cancelled and his salary and benefits will end. With respect to vesting of stock options, an exception applies to Mr.
Loveman: The next annual vesting of a limited number of his options will vest after his resignation if he has two or more years of active service when he resigns and the next TARSAP vesting would be at the discretion of the Human Resources Committee.

    If a change in control were to occur during the executive's active employment and if the executive's severance agreement (described below) is in force at that time, then the executive's rights under the employment agreement would be superseded and replaced by his rights under the severance agreement except that any right to lifetime health insurance coverage earned by the executive under the employment agreement would continue in force.

    On November 25, 1998, the Company and J. Kell Houssels, III entered into an agreement for the termination, effective December 31, 1998, of Mr. Houssels' employment agreement under which he served as President of the Company's Showboat Division, and for the commencement of his one year consulting agreement effective January 1, 1999. Pursuant to the termination provisions of his employment agreement which fulfill severance rights that Mr. Houssels had under his prior Showboat severance agreement, Mr. Houssels received a severance payment of $1,100,000 on December 31, 1998, plus payment of accrued vacation and other accrued employee benefits. Under his consulting agreement, Mr. Houssels is required to perform services related to Showboat as assigned to him including serving on the Board of Directors of Star City Holdings Ltd. in Australia. The consulting agreement provides for a consulting fee of $800,000 for his services during the term of the agreement. Mr. Houssels also serves on the Company's Board of Directors, for which he receives, commencing January 1, 1999, the fees of an outside director. He will receive group health, life and disability insurance for a period of two years starting January 1, 1999.

    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table above. Each severance agreement provides for a compensation payment (the "Compensation Payment") of three times (1.5 times for one executive) the "annual compensation" (as defined in the severance agreements) of such executive as well as a pro rata amount of the executive's target bonus for the current bonus plan year and an accelerated payment in cash of the value of all stock options and payment of any compensation or awards payable to such executive under any incentive plan of the Company (the "Accelerated Payments"), if the executive's employment is terminated subsequent to a change in control or within six months before the change in control under defined circumstances (collectively, the "Severance Payments"), with certain exceptions described below. With respect to any unvested restricted stock and stock options, such stock awards vest automatically upon a change in control regardless of termination of the employee.

    The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (i) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    Mr. Satre is entitled to the Compensation Payments if, within two years after a change in control of the Company, his employment terminates voluntarily or involuntarily or if his employment is terminated without cause within six months before a change in control under defined circumstances. The other executives are entitled to the Compensation Payments after a change in control if, within two years of the change in control, the executive's employment is terminated involuntarily, or the executive resigns with good reason (as defined), or if their employment is terminated without cause within six months before a change in control under defined circumstances. Additionally, the executives are entitled to the Compensation Payments if the executive's employment terminates voluntarily during a 30 day period following the first anniversary of the change in control. For the purpose of such voluntary termination, a change in control is defined to occur whenever: (i) any person becomes the beneficial owner of a majority of the Company's then outstanding voting securities (rather than 25% or more) regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The executives are not entitled to the Compensation Payments after a change in control if their termination is: (i) by the Company for cause (as defined), or, except for Mr. Satre, (ii) voluntary and not for good reason (as defined) other than as described in the preceding paragraph.

    In the event that an executive becomes entitled to Severance Payments which are subject to a federal excise tax imposed on the executive (the "Excise Tax"), the severance agreements provide that the Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, shall equal the initial Severance Payments less normal taxes.

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (i) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (ii) each executive will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person publicly announces an intention to take action which would result in change of control of the Company, (iii) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more resulting in 14.5% or more ownership, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives at least one year prior written notice of the non-renewal. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named in the Summary Compensation Table for the Company on January 1, 1999, if a change in control occurred and if such executives had been terminated as of that date, would have been approximately: Mr. Satre, $3,454,710 and $3,692,153; Mr. Reed, $2,021,137 and
$2,374,656; Mr. Loveman, $750,000 and $1,521,875; Mr. Peternell, $1,159,547 and
$1,465,080; and Mr. Robinson, $1,087,834 and $1,016,105. Such Accelerated
Payments include the value of any unvested restricted stock and unexercised stock options that would accelerate upon a change in control, based on the market price of the Common Stock on December 31, 1998.

    The Company's executive officers participate in the Executive Deferred Compensation Plan under which amounts, while deferred, earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. With respect to deferrals made during 1998, the termination rate earned on these deferrals for 1998 was 8.5% and the retirement rate earned on these deferrals was 13.0%. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% which will accrue on account balances under the Executive Deferred Compensation Plan as of December 31, 1995 (subject to plan minimum rates). The interest rates on post-1995 deferrals will continue to be approved annually by the Committee. The termination rate that will be earned during 1999 for post-1995 deferrals has been approved at 8.5% and the retirement rate has been approved at 13%. Both rates are subject to plan minimum rate provisions.

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the retirement rate.

    In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his or her employment terminates within a 24 month period after the change in control. Messrs. Satre, Loveman, Reed, and Peternell are not yet entitled to the retirement rate. Consequently, if a change in control as defined in the Executive Deferred Compensation Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers and non-management directors which will be payable under the Executive Deferred Compensation Plan, or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will, upon the request of an executive, place into this escrow fund the severance payments which become payable to the executive only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

    The Human Resources Committee (referred to in this section as the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for approving the compensation of management directors, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each such officer.

    EXECUTIVE COMPENSATION POLICY. The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Under this policy: (i) salaries are linked to competitive factors and salary increases are based primarily on merit, (ii) the annual bonus program is competitively-based and, subject to discretionary rights of the Committee, provides incentive compensation based on the Company's annual financial performance, and (iii) long-term compensation is tied to enhanced shareholder value and to the Company's financial performance.

    In summary, the Company's executive compensation policy is primarily performance based, with a large portion of potential executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 400 key employees participate in the Company's Stock Option and Restricted Stock Plans.

    The following discussion describes the basic components of executive compensation in further detail.

    CASH COMPENSATION COMPETITIVELY-BASED. Cash compensation for executive officers (salary and annual bonus) is approximately comparable to the median ranges of amounts paid to executives who are employed in similar positions in companies primarily in service and entertainment industries with revenues comparable to the Company's revenues. Various surveys prepared by national compensation specialists are considered for purposes of determining company salaries and cash bonus. There is no specific list of companies that are used to make the comparison.

    SALARY. Salaries are reviewed each year and merit increases are based primarily on (i) an executive's accomplishment of various performance objectives and standards and (ii) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the accomplishment of objectives and standards than to the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. In addition, salary can be substantially increased if an executive officer is promoted to a higher position with greater responsibilities.

    The objectives of the Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring that the Company is competitively positioned and organized to provide a high quality experience for its guests, continuing to build Harrah's Entertainment, strategically and operationally, as a leading company in the casino entertainment industry, achieving the Company's annual business plan and its various financial goals, and increasing total long-term shareholder value. The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights are not assigned to any particular objective.

    In general, the objectives of the other executive officers are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights are not given to each objective in this assessment.

    The Committee approves merit salary increases for the Chief Executive Officer and the Chief Financial Officer. In general, the Chief Executive Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. Mr. Satre's salary was increased effective January 1, 1999, when his employment contract was extended. See "Certain Employment Arrangements" on page 12. Merit salary increases were approved for the other executive officers during 1998.

    KEY EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN. Certain senior executive officers of the Company are eligible to participate in the Company's Key Executive Officer Annual Incentive Plan (the "Key Executive Plan"), an annual bonus plan designed to provide participating executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Key Executive Plan, which has been approved by the Company's stockholders, is designed to comply with Section 162(m) of the Internal Revenue Code which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. Executive officers at the corporate senior vice president level or above may be eligible for the Key Executive Plan. Prior to, or at the time of, establishment of the performance objectives for a calendar year, the Committee approves the specific executive officers who will participate in the Key Executive Plan that year. No executives participated in the Key Executive Plan for the plan year 1998, and the Committee has determined that no executives will participate in 1999. As a result, all executive officers participated in the Company's annual management bonus plan during 1998, and all will do so in 1999. See "Annual Management Bonus Plan" below.

    ANNUAL MANAGEMENT BONUS PLAN. Under the Company's annual management bonus plan (referred to in this subsection of the Proxy Statement as the "plan"), at or near the beginning of each calendar year (a "plan year"), the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Key Executive Plan) and other participants in the plan. This objective can pertain to operating income, pretax earnings, return on sales, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support the business mission of the Company. For the 1998 plan year, the objective approved by the Committee was a specified target for operating income. This was defined as the Company's operating income calculated before interest expense, extraordinary items, property transactions, minority interests and variances from budgeted gaming development and New Orleans reorganization expenses.

    A Bonus Matrix, which has been approved by the Committee, has been established for the grade levels of participating executive officers and other plan participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on the Bonus Matrix in relation to bonus points achieved. Bonus points are allocated according to a percentage of the target objective achieved, with maximum bonus points awarded if a specified percentage over target is achieved and no bonus points awarded if less than a specified percentage of target is achieved. For the executive officers currently participating in the annual bonus plan, the bonus for achieving target ranges from 50% to 60% of their base salary. For performance above target, the bonus is increased on a graduated scale to a maximum bonus of 100% to 120% of their base salary.

    After the end of the plan year, the Committee determines the extent to which the target objective has been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (a) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objective achieved, by (b) each individual's salary. These amounts are then added to create a corporate bonus pool for plan participants.

    The Committee has authority under the plan to adjust any objective or bonus points where this is deemed necessary or appropriate relating to events at the division or corporate level such as acquisitions or restructuring. The Chief Executive Officer has authority to approve bonus exceptions and adjustments relating to operating performance at the property level which exceptions and adjustments will roll up to the division level. Any exceptions or adjustments at the Corporate level require Committee approval. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

    The calculated bonuses of the executive officers participating in the plan depend on the percentage of salary payable on the Bonus Matrix as well as an assessment of their achievement of personal objectives (personal performance). The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chief Executive Officer. As a result of the assessment of personal objectives, the bonus of an executive officer participating in the plan may be higher or lower than shown on the Bonus Matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

    The executive officers received bonuses for 1998 performance at less than target level.

    STOCK AWARDS. Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Awards are currently granted with a vesting period extending four years from the initial grant date. The Committee may grant a combination of restricted stock and/or stock options to officers and other key employees. Awards generally vest upon a change in control (as defined).

    Each executive officer is normally granted a stock award that will give such officer an estimated dollar value of stock compensation vesting each year targeted to equal a specific percentage of the officer's salary. This percentage increases in line with the higher grade level of the officer. Based on a subjective assessment of competitive and business factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is based on estimated annual increases in the market value of the Company's Common Stock in the future to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur.

    On December 12, 1998, based on the advice of an outside executive compensation consulting firm, the Committee determined that the Company's competitive environment relating to executive talent and the interests of the Company's stockholders required that significantly greater equity incentives be provided to the Company's Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The first step in implementing this decision were stock option grants in December 1998. Mr. Satre received a grant of 350,000 options, Mr. Reed 350,000 options and Mr. Loveman 175,000 options. These grants are included in the table on page 11. The second step in this decision was a grant on January 4, 1999 of 350,000 stock options to Mr. Satre, 325,000 options to Mr. Loveman and 150,000 options to Mr. Reed. All of the foregoing options vest in 25% annual installments over four years based on continued employment including any period of salary continuation. The exercise price of these options is the market price on the date of grant. If a change in control were to occur within two years from the date of grant, 50% of the unvested options would be forfeited and the remainder would become exercisable. If a change in control were to occur more than two years after the grant date, all the unvested options would become exercisable at that time.

    The Committee has authority to oversee all aspects of stock option and restricted stock awards and can modify the terms of grants, including change in control provisions.

    The executive officers participate in a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Under the TARSAP Program, certain key executives, including all executive officers, were granted restricted stock awards (the "Restricted Shares") under the Company's Restricted Stock Plan. The Restricted Shares will vest 100% on January 1, 2002 provided the executive continues in active employment with the Company.

    The Restricted Shares are eligible for earlier annual performance vesting beginning March 1, 1999 if the Company achieves financial performance targets recommended by the Committee and approved by the Board of Directors. The performance vesting schedule, which has been approved by the Committee and the Board of Directors, provides for a potential cumulative vest of 20% to 40% of the Restricted Shares by March 1, 1999; 50% to 70% by March 1, 2000; and 80% to 100% by March 1, 2001. The performance schedule can be modified upon recommendation of the Committee and approval of the Board. The performance targets for 1998 approved by the Committee and the Board related to earnings per share. Performance targets for future years will be established by the Committee and approved by the Board at later dates. No TARSAP shares vested on March 1, 1999.

    The Restricted Shares will vest upon a change in control (as defined) in the same manner as other grants under the Restricted Stock Plan.

    The Committee has broad flexibility to oversee and amend the TARSAP Program and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. However, the mandatory vesting date of January 1, 2002 cannot be extended. See Summary Compensation Table, page 9, for more information on grants under the TARSAP Program to named executive officers.

    The amount of a stock option or restricted stock award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year is dependent on the market value of Common Stock. For executive officers, the Company has no other long-term incentive plans under which future awards will be made.

    POLICY CONCERNING TAX DEDUCTIBILITY. The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation necessary for competitive reasons or to attract or retain a key executive, or where achieving full tax deductibility would be considered disadvantageous to the best interests of the Company. The Company's Key Executive Plan is intended to comply with Section 162(m) of the Code so that annual bonuses will be fully tax deductible for the Company. See "Key Executive Officer Annual Incentive Plan" above.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Satre's base salary is based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry. Under his employment agreement, he is entitled to merit salary increases and to participate in the incentive programs provided to senior officers. Mr. Satre's merit salary increase and his incentive awards for 1998 were determined in accordance with the Committee's policies described in this report. The stock options awarded to Mr. Satre in 1998 are described in the table titled "Option Grants in the Last Fiscal Year," on page 11. The options were awarded in accordance with the Committee's policies as described in this report.

                                          Human Resources Committee
                                          Joe M. Henson (Chairman)
                                          James B. Farley
                                          R. Brad Martin
                                          Boake A. Sells

PERFORMANCE OF HARRAH'S ENTERTAINMENT COMMON STOCK AND DIVIDENDS

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) the Dow Jones Casinos Index. The graph assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG HARRAH'S ENTERTAINMENT, INC., THE S & P 500 INDEX, AND
                          THE DOW JONES CASINOS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                    HARRAH'S ENTERTAINMENT, INC.    S & P 500        DOW JONES CASINOS
12/93                                        100          100                      100
12/94                                         67          101                       77
12/95                                         75          139                      102
12/96                                         61          171                      111
12/97                                         58          229                       98
12/98                                         48          294                       67

* $100 INVESTED ON DECEMBER 31, 1993 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.
------------------------------

(1) The line graph for Harrah's Entertainment, Inc. assumes that $100 was invested in the common stock of The Promus Companies Incorporated ("Promus") on December 31, 1993. It has been adjusted for stock splits. The line graph also assumes reinvestment in shares of Harrah's Entertainment, Inc. of the market value of shares of Promus Hotel Corporation which were distributed to Promus stockholders in the form of a special dividend on June 30, 1995, in a spin-off of Promus's hotel business, at which time Promus changed its name to Harrah's Entertainment, Inc.

(2) The Dow Jones Casinos Index was formerly referred to as the Dow Jones Entertainment & Leisure-Casinos Index.

                              CERTAIN TRANSACTIONS

    Ralph Horn, a director of Harrah's Entertainment, is Chairman, Chief Executive Officer and President of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that Harrah's Entertainment has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Harrah's Operating Company, Inc., $10,844,536, representing a 0.72% share of the total commitment covered by the Bank Facility. As of December 31, 1998, $7,295,108 of this amount was outstanding in loans and in unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $585,861 during 1998. Also, the Company is party to a Master Repurchase Agreement whereby the Company invests funds with First Tennessee on behalf of one of the Company's joint ventures. The average amount invested pursuant to such Agreement at the end of each month during 1998 was $6,094,766. As of December 31, 1998, the amount was $5,373,500. Interest received on such investment during 1998 was approximately $324,855.

    Certain direct and indirect subsidiaries of the Company maintained deposit accounts with First Tennessee during 1998. The average ledger balance during 1998 was $2,321,575. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $119,059 during 1998.

    First Tennessee provides ATM services to the Company's Tunica, Mississippi casino and received net revenues of $67,000 during 1998.

    After reviewing proposals from several vendors, the Company selected First Tennessee to offer a co-branded credit card program for Harrah's customers. The program was launched in late 1997. First Tennessee pays the Company a new card fee for each new card issued and a portion of the ongoing revenue generated by the credit card accounts. The Company received fees from First Tennessee of $640,689 during 1998.

    Susan Clark-Johnson, a director of Harrah's Entertainment, is Senior Group President, Pacific Newspaper Group, Gannett Co., Inc. The Company and its subsidiaries paid Gannett's Pacific Newspaper Group $293,050 for retail and classified newspaper advertising during 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and to furnish the Company with copies of all forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to the Company's officers and directors were met.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    Subject to stockholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They will be available to respond to appropriate questions.

    The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for the year 1999 is subject to ratification by an affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE YEAR 1999.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The table below sets forth to the best of the Company's knowledge certain information regarding the beneficial owners of more than 5% of the Common Stock as of December 31, 1998. (The number of outstanding shares of Common Stock increased approximately 24% in January 1999, when the Company acquired Rio Hotel & Casino, Inc.)

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                      OWNED         OF CLASS
----------------------------------------------------------------------------------  -----------------  -----------
Trustees of the Harrah's Entertainment, Inc.......................................       6,232,157(a)        6.2%
  Savings and Retirement Plan
  1023 Cherry Road
  Memphis, TN 38117
State Street Bank and Trust Company...............................................       8,787,389(b)        8.7%
  225 Franklin Street
  Boston, MA 02110
Mackay-Shields Financial Corporation..............................................       7,090,430(c)        7.0%
  9 West 57th Street
  New York, NY 10019
Massachusetts Financial Services Company..........................................       6,230,281(d)        6.1%
  500 Boylston Street
  Boston, MA 02116
Oppenheimer Capital...............................................................       8,364,031(e)        8.3%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Trimark Financial Corporation.....................................................       6,621,400(f)        6.5%
  One First Canadian Place, Suite 5600
  P. O. Box 487
  Toronto, Canada M5X 1E5

------------------------

(a) The trustees of the Harrah's Entertainment, Inc. Savings and Retirement Plan (the "Plan") have sole voting power of the shares listed except that each participant in the Plan has the right, to the extent of shares of Common Stock allocated to the participant's account in the Plan (including vested and unvested amounts), to direct the trustees in writing as to how to respond to a solicitation of proxies opposed by management of the Company. (The Plan has been amended effective June 1, 1999 to give participants in the Company Stock Fund of the Plan the right to direct the trustees how to vote the shares of Common Stock allocated to each participant's account in the Plan.) The trustees do not have shared voting power, sole investment power, or shared investment power over any of the shares listed. The participants in the Plan have the right to direct the disposition of the securities held in their respective accounts pursuant to the terms of the Plan and to direct the trustees in writing as to how to respond to a tender offer evidenced by the filing of a statement on Schedule 14D-1 or similar transaction. No one participant has such rights with respect to more than 5% of the Company's Common Stock. The sources of this information are official plan documents and a Schedule 13G filed by the trustees of the Plan with the Securities and Exchange Commission and dated February 9, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998.

(b) State Street Bank and Trust Company ("State Street") is a bank as defined in
    Section 3(A)(6) of the Securities Exchange Act of 1934. Acting in various fiduciary capacities, State Street has reported beneficial ownership of the shares listed, including sole voting power over 1,320,223 shares, shared voting power over 7,366,716 shares, sole dispositive power over 2,103,823 shares, and shared dispositive power over 6,683,566 shares. The source of this information is a Schedule 13G filed by State Street with the Securities and Exchange Commission and dated February 9, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998. The shares reported by State Street include those reported as beneficially owned by the Trustees of the Harrah's Entertainment, Inc. Savings and Retirement Plan in a Schedule 13G dated February 9, 1999 (see note (a) above).

(c) Mackay-Shields Financial Corporation ("Mackay-Shields") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Filing on behalf of itself and its parent, New York Life Insurance Company ("NYLIC"), Mackay-Shields has reported beneficial ownership of the shares listed, including shared voting power and shared dispositive power with respect to 7,087,500 shares, and sole voting power and sole dispositive power in NYLIC with respect to 2,930 shares. Mackay-Shields has reported that clients of the investment manager and NYLIC have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such shares, that no interest of any such client relates to more than 5% of the class and that NYLIC has the power to direct dividends or proceeds for its subsidiaries. The source of this information is a Schedule 13G filed by Mackay-Shields with the Securities and Exchange Commission and dated February 8, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998.

(d) Massachusetts Financial Services Company ("MFS") is a registered investment adviser and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 6,208,181 shares and has sole dispositive power as to the 6,230,281 shares listed. The source of this information is a Schedule 13G filed by MFS with the Securities and Exchange Commission and dated February 11, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998.

(e) Oppenheimer Capital ("Oppenheimer"), a registered investment adviser, has reported, on behalf of itself and/or certain investment advisory clients or discretionary accounts, collective beneficial ownership of the shares listed, including shared voting power and shared dispositive power with respect to all such shares. The source of this information is a Schedule 13G filed by Oppenheimer with the Securities and Exchange Commission and dated February 9, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998.

(f) Trimark Financial Corporation ("Trimark"), a corporation incorporated under the laws of Ontario, Canada, has reported beneficial ownership, including sole voting power and sole dispositive power, of the shares listed. Trimark has reported that certain Trimark mutual funds (the "Funds"), which are trusts organized under the laws of Ontario, Canada, are owners of record of a portion of the shares listed, and that Trimark Investment Management Inc. ("TIMI"), a corporation incorporated under the laws of Canada, is a manager and trustee of the Funds. TIMI is qualified to act as an investment adviser and manager of the Funds in the province of Ontario pursuant to a registration under the Securities Act (Ontario). Trimark owns 100% of the voting equity securities of TIMI, and conse-quently may be deemed to be the beneficial owner of such shares. The source of this information is a Schedule 13G filed by Trimark with the Securities and Exchange Commission and dated February 1, 1999. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1998.

OTHER MATTERS AT THE MEETING

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King & Co. to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    For any proposal to be considered for inclusion in the Company's proxy statement and form of proxy for submission to the stockholders at the Harrah's Entertainment 2000 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117, and must be received no later than November 19, 1999. In addition, the Company's Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies it solicits concerning matters of which it did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. Pursuant to the Company's bylaws, that notice date regarding the Company's 2000 Annual Meeting of Stockholders is currently February 27, 2000. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

                                          By Direction of the Board of Directors

                                          /s/ Rebecca W. Ballou
                                          Rebecca W. Ballou
                                          Secretary

Memphis, Tennessee
March 26, 1999

                          HARRAH'S ENTERTAINMENT, INC.

          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 7, 1999

         The undersigned hereby appoints Colin V. Reed, E. O. Robinson, Jr. and Philip G. Satre, and each of them, his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on May 7, 1999 at 11:00 a.m. in the Winegardner Auditorium - Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

         All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

                      PLEASE SIGN AND DATE ON REVERSE SIDE


                                                    HARRAH'S ENTERTAINMENT, INC.
                                                    P.O. BOX 11025
                                                    NEW YORK, N.Y. 10205-0025

                                     (LOGO)
                          Harrah's Entertainment, Inc.
                         Annual Meeting of Stockholders
                            May 7, 1999 at 11:00 a.m.

                             Winegardner Auditorium
                            Dixon Gallery and Gardens
                                4339 Park Avenue
                               Memphis, Tennessee

                             Detach Proxy Card Here

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

--------------------------------------------------------------------------------

1. Election of Class III directors for three-year terms expiring at the 2002 Annual Meeting.

     FOR all nominees listed below  / /   WITHHOLD AUTHORITY to vote for all
                                          nominees listed below  / /
     *EXCEPTIONS  / /

     NOMINEES: Susan Clark-Johnson, James B. Farley, and Walter J. Salmon

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.)

     *Exceptions
                ----------------------------------------------------------------

2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the 1999 calendar year.

         FOR  / /        AGAINST  / /        ABSTAIN  / /

     ---------------------------------------------------------------------------

If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                                                          Change of Address  / /
                                                          Mark Here

                    Signature of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.

                    Dated_________________________________________, 1999
                    Signature____________________________________________
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